Exhibit 99.1

Iteris Reports Preliminary Revenue Results That
Exceed Analyst Expectations With Record First Quarter Revenue
Across all Business Segments

Company Expects Total Revenue to Increase Approximately 30% Year Over Year

SANTA ANA, Calif. — July 14, 2016 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today announced preliminary revenue results for the first quarter of fiscal 2017 that exceed analyst expectations.

For the first quarter of fiscal 2017, ended June 30, 2016, Iteris expects total revenue to be in the range of $23.5 to $24.5 million, an increase of between 28% and 33% year over year. Iteris also expects to report improved operating income for the first quarter.

Joe Bergera, President and CEO of Iteris, said, “We are pleased to demonstrate continued strong acceleration across all our business segments. Iteris is focused on two large end-markets with substantial growth potential. Over the past few quarters, we have put in place a strong foundation to capitalize on the powerful secular trends in both our transportation and agriculture markets. We are pleased to see our hard work manifest itself with significant growth across all of our business segments and improved operating income.”

Iteris has not finalized its financial statement review process for the first fiscal quarter of 2017.  As a result, the information in this release is preliminary and based upon the information available to Iteris as of the date of this release. During the course of Iteris’ review process, items may be identified that would require Iteris to make adjustments, which could be material. As a result, the preliminary selected financial information above is forward-looking information and subject to risks and uncertainties, including possible adjustments to the preliminary unaudited financial information.

Fiscal 2017 First Quarter Earnings Conference Call

Iteris plans to report its final unaudited financial results for the first quarter of fiscal 2017 and host a conference call and webcast on August 4, 2016. The time and access details for the conference call and webcast will be provided in advance of this date.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthier and productive. Visit www.iteris.com for more information.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “should,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our projected financial results for the quarter ended June 30, 2016 and future operating results. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our auditor’s review of our results of operations and potential adjustments that may be required, as well as ability to successfully develop, complete, introduce, market and gain broad acceptance of our new and existing products, services and technologies; the impact of government funding and budgetary issues, and potential related scheduling and funding delays;  the impact of product and service offerings from competitors and such competitor’s patent coverage and claims, and other competitive pressures; the deployment of traffic signal system upgrades and synchronization of traffic lights; and the impact of general economic, political, environment, and other conditions.. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Iteris intends to file a proxy statement with the SEC with respect to its 2016 Annual Meeting of Stockholders (the “Annual Meeting”).  STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Iteris, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Iteris’ stockholders in connection with the matters to be considered at the Annual Meeting. Information about Iteris’ directors and executive officers is available in Iteris’ proxy statement, dated July 29, 2015, for its 2015 Annual Meeting of Stockholders (the “2015 Proxy Statement”). To the extent holdings of Iteris’ securities by such directors or executive officers have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and any other documents filed by Iteris with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge on Iteris’ website at www.iteris.com or by writing to Investor Relations, Iteris, Inc., 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705.

Investor Relations Contact:

MKR Group, Inc.

Todd Kehrli

iti@mkr-group.com